SIT International Fixed Income Fund’s Proposed Fee Restructure

Dear Advisor,

We are informing you of a proposed change in the fee structure of the International Fixed Income Fund (the “Fund”), a series of SEI Institutional International Trust (“SIT” or the “Trust”), which will be voted on at a special meeting of shareholders on January 18, 2010 (the “Meeting”).  If your clients own shares in the Fund, they will be receive proxy materials by mail some time next week, which are linked below.

Why is SIMC doing this?

SEI Investments Management Corporation (“SIMC”) is requesting an increase in its management fee from 0.15% to 0.30% (the “Proposal”) because SIMC believes such an increase is necessary to retain and/or attract qualified sub-advisers to manage the Fund’s assets. As a “manager-of-managers,” SIMC pays the Fund’s sub-advisers out of the management fee paid to SIMC by the Fund. When compared to peer group data, the effective management fee rate currently paid by the Fund is significantly less than the average fee rates paid to managers that provide similar services to comparable international fixed income funds. Although this low fee may be considered beneficial to shareholders at first glance, it is below the rate that SIMC believes will be necessary to compensate qualified sub-advisers for managing the Fund’s assets. Without the proposed increase, SIMC may not be able to retain and/or attract qualified sub-advisers to manage the Fund’s assets, which could negatively affect investment returns, or increase investment risk, to the detriment of shareholders of the Fund.

What does this mean to you and your clients?

The Fund’s shareholders pay the Fund’s management fees and other operating expenses. For the Fund, SIMC and its affiliates currently maintain a voluntary expense limit arrangement that limits the total fee paid by shareholders to 1.02%. This voluntary limit may be changed at any time by SIMC. If the Proposal is approved, SIMC will convert this voluntary expense limitation into a binding contractual limitation. Specifically, SIMC will enter into an Expense Limitation Agreement with the Trust that will contractually limit the Fund’s total expenses to an annual rate of 1.02% until the later of: (i) two years after the effective date of the Expense Limitation Agreement; or (ii) January 31, 2012. Thus, although the “management fee” component of the total expenses paid by shareholders will increase if the Proposal is approved, the total expenses will not increase for the duration of the contractual expense limit arrangement. This is because SIMC or its affiliates will be required to waive their fees or reimburse the Fund’s expenses to the extent necessary to ensure that the expense limit is maintained.

To see what your impacted clients will be receiving next week, view the proxy statement.

Week of November 23, 2009: Impacted clients will receive the proxy materials by mail.

January 18, 2010 - Meeting

If you have any questions about this announcement, please contact your SEI representative at (800) 734-1003.

Investing involves risk including possible loss of principal.

For those SEI funds which employ the ‘manager of manager’ structure, SEI Investments Management Corporation (SIMC) has the ultimate responsibility for the investment performance of the fund due to its responsibility to oversee the sub-advisers and recommend their hiring, termination and replacement.

SEI Investments Management Corporation is the adviser to the SEI Funds, which are distributed by SEI Investments Distribution Co (SIDCO). SIMC and SIDCO are wholly owned subsidiaries of SEI Investments Company.